                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT





The Board of Directors
Harbinger Corporation:


We consent to incorporation by reference in the Registration Statement (No. 33-96774) and (No. 333-03247) on Form S-8 and Registration Statement (No. 333-10893) on Form S-3 of Harbinger Corporation of our reports dated February 14, 1997, relating to the consolidated balance sheets of Harbinger Corporation as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, and the related financial statement schedule, which reports appear in the 1996 Annual Report on Form 10-K of Harbinger Corporation.





                                                           KPMG PEAT MARWICK LLP




Atlanta, Georgia
March 26, 1997



                                    -114-